Exhibit 10.1

Initial Agreement

This agreement (“Initial Agreement”) entered into between Sterling Group Ventures, Inc (“Sterling”) and Chenxi County Hongyu Mining Co. Ltd. (“Hongyu”) on October 18, 2010 for the development of Gaoping Phosphate mine located in Tanjiaxiang, Chenxi County, Hunan Province, China (“GP Project”). Both parties agree that Hongyu will be taken over and 90% majority –owned by a Hong Kong investment company (“Investment Co”) controlled by Sterling.

The Parties have agreed to the following terms:

1.

Hongyu agrees to surrender its future exclusive cooperative rights to Sterling. Within three months from signing this agreement, Sterling does not complete taking over Hongyu through the Investment Co, then Sterling shall pay RMB 200,000 Yuan to the assigned account by Hongyu as down payment.

2.

Before Hongyu is converted and is controlled by the Investment Co, Sterling’s contribution will be limited to the preliminary cost for the acquisition process including the daily operation of Hongyu, and will not be responsible for any investment in the mining and processing plant. After this agreement is signed, Hongyu shall hand over all company documents and seals to Sterling. Sterling shall be in charge of maintenance of Hongyu during the period of this agreement.

3.	Hongyu agrees that 90% of its Shares will be acquired by the Investment Co. Sterling will ensure that the net assets value of Hongyu will be RMB five (5) million Yuan during the acquisition.

4.	If any of the following events occur for any reason, it shall constitute a default (a “Default”) under this agreement:

4.1

Any action or omission by Hongyu causing any existing exploration or mining permits (the “Permits”) held by Hongyu to be transferred or leased to or used by a third party, or otherwise to expire or to terminate;

4.2	Any failure or omission on the part of Hongyu to make the Permits for the benefit of Hongyu which is 90% majority –owned by the Investment Co, as provided for under this agreement.

4.3	Any failure or omission on the part of Hongyu to apply for changing Hongyu to be controlled by the Investment Co pursuant to the terms of this agreement.

4.4	Any material change caused or required by Hongyu to this agreement rendering it impossible to finalize the contract and articles of association for Hongyu to be controlled by the Investment Co.

5.

Should any Default occur and unless such Default is promptly remedied, then Sterling shall be entitled to demand from Hongyu as liquidated damages, an amount which shall be RMB one (1) million plus 15 times (the “Damages”) of the total amounts of any payment, expenses, costs that Sterling has incurred or made as of the date of the occurrence of any such Default, by delivering a written default notice and demand to Hongyu, and such Damages shall become immediately due and payable by Hongyu. Any arrears of unpaid Damages shall bear interest at 0.3% per day.

6.

Hongyu hereby agrees to grant Sterling an exclusive charge and secured interest of any and all Permits Hongyu now holds or may hold in the future, to guarantee its obligations hereunder and under this agreement. Hongyu further agrees to promptly enter into such mortgage, charge or pledge or other security agreements for the purpose of this paragraph, when and as required by Sterling.

7.

In addition to the Damages, Sterling shall have the option to convert any Damages into title or interest in the GP Project at such time and ratio as it may reasonably determine subject to any applicable regulations, and Hongyu hereby grants Sterling such an option. Hongyu hereby agrees to do such things and sign such documents as may be required for the purposes of this paragraph.

8.	This agreement shall be binding on the Parties and their related successors, transferees and assignees.

9.	Time shall be of the essence of this agreement.

10.	There are two copies of this agreement. Each party holds one copy.

Both parties

Sterling Group Ventures, Inc.	Chenxi County Hongyu Mining Co. Ltd.

/s/ Richard Shao	/s/ Dongliang Hu
Authorized person	Authorized person

Date: October 18, 2010	Date: October 18, 2010

AGREEMENT

This Agreement is dated for reference this 18th day of October, 2010

Between:

The Shareholders of Chenxi County Hongyu Mining Co. Ltd.
(hereinafter “Hongyu Shareholders”)

And:

Chenxi County Hongyu Mining Co. Ltd.
(hereinafter “Hongyu”)

And:

Sterling Group Ventures, Inc.
(hereinafter “Sterling”)

WHEREAS:

A.

Chenxi County Hongyu Mining Co. Ltd. is a Chinese mining company with connections and resources in Hunan, China. Hongyu is interested in exploring, developing and expanding its Phosphate business. Hongyu is the holder of a mining permit (the “Permit”) covering the Gaoping Phosphate mine located in Tanjiaxiang, Chenxi County of Hunan Province, China (the “GP Property”). Hongyu Shareholders are the founders and principals of Hongyu.

C.	Sterling is a Nevada, US company specializing in exploration and development of natural resource projects and with its shares traded on the United States OTC Bulletin Board.

E.

The Parties wish to structure a transaction contemplated under the Initial Agreement, and to jointly develop the GP Property and phosphate resources in Hunan Province and elsewhere, by way of Sterling acquiring an interest in Hongyu pursuant to the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements contained in this Agreement, the Parties covenant and agree with each other as follows:

1.                Initial Agreement.

1.1	The Initial Agreement and this Agreement are hereby acknowledged as inclusive and to be read together as part and parcel of the same transaction.

1.2

Sterling shall incorporate a subsidiary in the British Virgin Islands to hold any interest pursuant to this Agreement and the Initial Agreement and all reference to Sterling herein shall include the subsidiary or shall mean the subsidiary as the context requires.

1.3

Hongyu Shareholders acknowledge and agree that an investment company (the “Investment Co.”) is to be established in Hong Kong. Hongyu Shareholders shall hold 20% of the issued shares of the Investment Co. and shall keep the GP Property in good standing at all times during the terms of the Agreement and shall keep the mining Permit valid and effective, free from any encumbrance or liability. Hongyu agrees to assist with these matters. The Investment Co. shall acquire 90% of Hongyu. The other 10% of Hongyu shall be transferred to the nominees of Sterling. After this transaction, Hongyu shall become a Hong Kong / Mainland China joint venture company (“HK Invested Hongyu”), and within 5 business days from the approval of HK Invested Hongyu, Sterling shall pay RMB two (2) million Yuan to Hongyu shareholders.

1.4

Hongyu Shareholders and Sterling agree that Sterling shall have all Hongyu’s title to and interest in any phosphate properties, including but not limited to the GP Property, and Sterling shall arrange for the financing of building a mining and processing plant on the GP Property.

1.5	The Parties agree that HK Invested Hongyu shall continue to hold all such approvals, permits and licenses pursuant to the terms and spirit of this Agreement and the Initial Agreement.

1.6

The Parties agree that the HK Invested Hongyu’s registered capital shall be increased to meet the required capital for building a mining processing plant and other facilities. Sterling shall cause all the registered capital of the HK Invested Hongyu to be timely advanced to the accounts of Hongyu according to Chinese regulations

2.                Mutual Requirements

2.1	The Parties shall cause Hongyu to adopt a business plan expeditiously for the exploration and development of the GP Property, and construction of related facilities.

2.2

The Parties shall cause all necessary corporate actions to be taken to approve and effect the transactions contemplated above, and to make any adjustment, registration or filings necessary to meet applicable regulatory requirements.

2.3	Sterling will control the Board of HK Invested Hongyu, appoints its President, Manager and Treasurer as well as other executives.

3.                Sterling’s Acquisition of Hongyu

3.1

Upon signing of this Agreement and subject to applicable regulatory approval, Sterling shall arrange the financing to put the GP Property into production and shall cause all necessary corporate actions to be taken to effect the transactions contemplated above, including the share acquisition and share issuance.

4.                Hongyu Shareholders’ covenants

4.1

Hongyu Shareholders shall use their best efforts to assist Sterling in the incorporation of the Investment Co and in procuring any applicable regulatory approvals in China for the transfer of 90% of Hongyu to the Investment Co., as well as the remaining 10% of Hongyu to the nominees of Sterling. Hongyu Shareholders shall also arrange for the transfer and registration of such interests to the Investment Co. and nominees of Sterling hereunder expeditiously.

4.2

Without written consent of Sterling, Hongyu Shareholders, their associates, successors and assignees and Hongyu shall not enter into any business transactions or relationships with any firm or company with respect to phosphate business in China.

5.                Hongyu Shareholders and Hongyu Covenants

5.1

Hongyu Shareholders agree to sell their 20% interest in the Investment Co to Sterling when requested to do so, for 10 million shares of Sterling to be issued as consideration for such sale and shall at all times be subject to the rules and requirements of the US regulatory bodies bearing jurisdiction.

5.2	Hongyu Shareholders shall complete expeditiously its transactions with Sterling as contemplated hereunder, and advise Sterling from time to time of the developments in completing such transactions.

5.3	Hongyu Shareholders agree and allow Sterling to place on the Board of Directors of HK Invested Hongyu and the Investment Co.

6.                Sterling Covenants

6.1	Sterling shall procure all required corporate and regulatory approvals for the issuance of Sterling shares required pursuant to the terms of this Agreement.

6.2	Sterling shall, when and as required by the mutually agreed budget to be prepared by Hongyu as agreed by Hongyu Shareholders, arrange and complete a financing for the operation on the GP Property.

7.                Representations and Warranties of the Parties

7.1	Each of the Parties hereby represents and warrants to the other Parties that:

(a)

if it is a company or if it is the sole Shareholder of a company which is the subject matter of this Agreement, that company is duly organized and legally existing under the laws of the jurisdiction where it is incorporated; it has all requisite corporate power and authority to execute and fully perform this Agreement, and has all corporate power and capacity to fully perform all obligations under this Agreement when this Agreement becomes effective; its execution and performance of this Agreement constitutes no breach or violation of its articles of association or any clause specified in the certificate of registration of the company, nor does it constitute any breach or violation of any applicable law, regulation or regulatory document, or any clause of any contract or agreement to which it is a party;

(b)	if it is an individual then each of the individuals has the authority and power to enter into this Agreement, and is able to perform his/her obligations hereunder.

(c)	the signing of this Agreement is fully authorized by each Party and this Agreement so signed shall be effective and binding upon each of the Parties.

(d)

each of the Parties has duly disclosed all corporate, financial and technical information requested by other Parties and such information provided or disclosed is true and accurate to the best knowledge of the Party disclosing or delivering such information.

(e)	except those disclosed expressly in writing, there is no litigation or administrative proceedings outstanding or threatened against any of the Parties or with respect to the GP Property.

8.                Fees and Expenses

8.1	Each Party shall bear its respective costs and expenses associated with this Agreement.

9.                General

9.1	This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes any agreement or arrangement between or among any of the Parties.

9.2	This Agreement may not be assigned by a Party, in whole or in part, without the express written consent of all the other Parties.

9.3	This Agreement shall be governed by the laws of the province of British Columbia, Canada and any applicable Canadian federal laws.

9.4	No amendment, waiver or consent shall bind any Party unless in writing and signed by all the Parties.

9.5	The Parties acknowledge and agree to seek their own independent legal opinion with respect to this Agreement and/or any interpretation hereof.

9.6

The failure by any Party at any time to enforce any of the provisions of this Agreement, or to require performance by any other Party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

9.7

If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision of this Agreement and such invalid term, clause or provision shall be deemed to be severed from this Agreement.

9.8

The Parties agree that should any dispute arise with respect to this Agreement or the performance or interpretation hereof, they shall resolve such dispute amicably, failing which such dispute shall resolved by binding arbitration, at the Hong Kong International Arbitration Center, HKIAC pursuant to its rules of arbitration.

9.9

If, for reasons beyond the control of the Parties, the HK Invested Hongyu cannot be established within six months of the date herof, then In such an event the Parties shall agree to negotiate in good faith to restructure any uncompleted transactions such that, among other things, Sterling’s interest in the Property shall be protected, and reasonably reflected or fairly compensated in any restructured transactions.

9.10	This Agreement shall be effective once duly signed by all the Parties hereto.

IN WITNESS WHEREOF the Parties have executed this Agreement effective the day and year first above written.

Chenxi County Hongyu Mining Co. Ltd.	Hongyu Shareholders:

/s/ Dongliang Hu	/s/ Chuanya Xiang
By its authorized signatory:	(Signature)

Printed Name: Dongliang Hu	Printed Name: Chuanya Xiang

Sterling Group Ventures, Inc.

/s/ Richard Shao
By its authorized signatory:

Printed Name: Richard Shao
Title: President